Exhibit 99.1
UPC Holding B.V.
UPC Holding B.V. Provides Selected Financial Information for
the Three Months Ended September 30, 2005
Amsterdam, the Netherlands — November 11, 2005: Today, UPC Holding B.V. (“UPC”), is providing selected, preliminary financial information for the three months ended September 30, 2005. UPC is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK), and a copy of this press release will be posted to the investor relations section of the Liberty Global website (www.lgi.com).
UPC owns businesses that provide video, high-speed Internet access and telephone services through broadband networks in 12 European countries. At September 30, 2005, UPC’s networks passed approximately 14.1 million homes and served approximately 10.3 million revenue generating units (as customarily defined by Liberty Global), including approximately 8.1 million video subscribers, 1.5 million broadband Internet subscribers and 0.6 million telephone subscribers.
On July 29, 2005, UPC issued €500 million of 7 3/4% Senior Notes due 2014 and on October 10, 2005, UPC issued a further €300 million of 8 5/8% Senior Notes due 2014. UPC is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding B.V. to bondholders on a quarterly basis. UPC Broadband Holding B.V., a wholly owned subsidiary of UPC, is the borrower and UPC is the guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding credit facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its third quarter results. The financial information contained herein is preliminary and subject to possible change. UPC presently expects to issue its financial statements prior to the end of November, at which time they will be posted in the investor relations section of the Liberty Global website (www.lgi.com). Copies will also be available from the Trustee for the Senior Notes.
For more information, please contact:

Bert Holtkamp	Dennis Okhuijsen
Corporate Communications — Europe	Investor Relations — Europe
+31 20 778 9447	+31 20 778 9966

Selected Financial Data
The following table provides selected, preliminary Revenue and Operating Cash Flow data for the three months ended September 30, 2005 and 2004 for each reportable segment of UPC Holding B.V. The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with (i) the publication of UPC’s third quarter financial statements, and (ii) year-end audit adjustments.

	Revenue		Operating Cash Flow
	Three months ended		Three months ended
	September 30,		September 30,
	2005	2004	2005	2004

The Netherlands	€158,412	€148,657	€72,537	€81,994
France	104,577	98,895	25,917	15,962
Austria	64,513	60,490	28,893	25,576
Other Western Europe	54,207	46,991	19,993	19,129

Total Western Europe	381,709	355,033	147,340	142,661

Hungary	57,757	43,440	22,141	16,344
Other Central and Eastern Europe	68,946	51,952	26,084	21,313

Total Central and Eastern Europe	126,703	95,392	48,225	37,657

Corporate and other	16	1,680	37	(637)

Total UPC Holding	€508,428	€452,105	€195,602	€179,681

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a U.S. GAAP measure. Operating cash flow is the primary measure used by UPC’s chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As UPC uses the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation, related party management fees, and impairment, restructuring and other operating charges or credits). UPC believes operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available U.S. GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because investors use it to compare our performance to other companies in our industry. A reconciliation of UPC’s total segment operating cash flow to UPC’s earnings (loss) before income taxes and minority interest is presented below. You should view operating cash flow as a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other U.S. GAAP measures of income as a measure of operating performance.

The table below presents a reconciliation of UPC’s total segment operating cash flow to UPC’s consolidated loss before income taxes and minority interest for the three months ended September 30, 2005 and 2004, respectively.

	Three months ended	Three months ended
	September 30,	September 30,
	2005	2004

Total segment operating cash flow	€195,602	€179,681
Stock-based compensation charges	(13,636)	(6,968)
Depreciation and amortization	(166,468)	(162,728)
Related party management fees	1,323	3
Restructuring charges and other	(1,303)	(219)

Operating income	15,518	9,769
Interest income	2,225	676
Interest expense, net	(56,210)	(43,756)
Interest expense — related party	(144,133)	(186,786)
Share of earnings of affiliates, net	—	62
Realized and unrealized gains (losses) on derivative instruments, net	23,064	(13,703)
Foreign currency transaction gains (losses), net	(1,046)	12,823
Other income (expense), net	3,184	(121)

Loss before income taxes and minority interest	€(157,398)	€(221,036)

Summary of Third Party Debt and Cash and Cash Equivalents
The following table details UPC’s consolidated third party debt and cash and cash equivalents as of September 30, 2005, and December 31, 2004:

	September 30,	December 31,
	2005	2004
	amounts in thousands
UPC Broadband Holding Bank Facility	€3,165,380	€2,880,275
UPC Holding 7 3/4% Senior Notes	500,000	—
Other debt, including capital lease obligations	37,192	40,089

Total third party debt	€3,702,572	€2,920,364

Cash and cash equivalents	€576,988	€130,036

Note: The above disclosure does not include the pro-forma effects of acquisitions (Astral and Chorus) or additional debt incurred subsequent to September 30, 2005. As of September 30, 2005, the cash and cash equivalents at UPC Holding B.V. (parent only) was €383,160,000.
Covenant Calculations
Based on the results for September 30, 2005, the ratio of Senior Debt to Annualised EBITDA (last two quarters annualized) for UPC Broadband Holding B.V., as defined and calculated in accordance with the UPC Broadband Holding credit facility, was 4.01x. The ratio of Total Debt to Annualised EBITDA, as defined and calculated in accordance with the UPC Broadband Holding credit facility was 4.67x.
It is important to note that the covenant compliance calculations above are based off Annualised EBITDA and Senior and Total Debt as defined in the UPC Broadband Holding credit facility. The above calculations do not include the acquisitions of Chorus and Astral by UPC Broadband Holding in October 2005 or the €300 million of additional Senior Notes issued by UPC in October 2005.
Capital Expenditure Summary
UPC’s capital expenditures were €127,152,000 and €76,161,000 during the three months ended September 30, 2005 and 2004.